Exhibit (s)(1)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS]

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 2015)

Shares

EAGLE POINT CREDIT COMPANY INC.

Common Stock

$       per share

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended, or the “1940 Act.” Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in equity and junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We may also invest in other securities and instruments that are related to these investments or that our investment adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs and loan accumulation facilities. Loan accumulation facilities are short- to medium-term facilities often provided by the bank that will serve as the placement agent or arranger on a CLO transaction. Loan accumulation facilities typically incur leverage between four and six times prior to a CLO’s pricing. The CLO securities in which we primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities. In addition, the CLO equity and junior debt securities in which we invest are highly leveraged (with CLO equity securities typically being leveraged nine to 13 times), which magnifies our risk of loss on such investments.

Eagle Point Credit Management LLC serves as our investment adviser. Eagle Point Credit Management LLC is registered as an investment adviser with the SEC and, as of September 30, 2015, had approximately $910 million of assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. Eagle Point Administration LLC, an affiliate of our investment adviser, serves as our administrator.

[In addition, this prospectus supplement relates to        shares of our common stock that may be sold by the selling stockholders identified under “Selling Stockholders.” Sales of our common stock by the selling stockholders, which may occur at prices below the net asset value per share of our common stock, may adversely affect the market price of our common stock and may make it more difficult for us to raise capital. The selling stockholders acquired their shares of our common stock through      . Each offering by the selling stockholders of their shares of our common stock through agents, underwriters or dealers will be accompanied by a prospectus supplement that will identify the selling stockholder that is participating in such offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.]

All of the      shares of common stock offered by this prospectus supplement are being sold by us. Our common stock is traded on The New York Stock Exchange under the symbol “ECC.” The last reported closing price for our common stock on       , 20   was $   per share. [Based on this last reported sales price of our common stock on     , the aggregate market value of the      shares of our common stock held by the selling stockholders is approximately $    .] The net asset value of our common stock on       , 20    (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $    per share. [The offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make this offering.]

Shares of common stock of closed-end investment companies frequently trade at a discount to their net asset value. If our shares of common stock trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers of our securities.

Investing in our common stock involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any securities, you should read the discussion of the principal risks of investing in our common stock, which are summarized in “Risk Factors” beginning on page 16 in the accompanying prospectus.

This prospectus supplement contains important information you should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before you invest and retain them for future reference. We file annual and semi-annual stockholder reports, proxy statements and other information with the SEC. To obtain this information free of charge or make other inquiries pertaining to us, please visit our website (www.eaglepointcreditcompany.com) or call (844) 810-6501 (toll-free). You may also obtain a copy of any information regarding us filed with the SEC from the SEC’s website (www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds to us (before expenses)(1)	$	$

 In addition, the underwriters may purchase up to an additional      shares of common stock at the public offering price, less the sales load payable by us, to cover overallotments, if any, within      days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total sales load paid by us will be $       , and total proceeds, before expenses, will be $      .

(1)	Total offering expenses payable by us, excluding sales load, are estimated to be $ .

The underwriters are offering the common stock as set forth in “Underwriting.” Delivery of the common stock will be made on or about       , 20 .

The date of this prospectus supplement is       , 20

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters [and the selling stockholders] have not, authorized any other person to provide you with different information. We are not, and the underwriters [and the selling stockholders] are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information appearing in the accompanying prospectus is accurate only as of the date on its front cover. Our business, financial condition, results of operations, cash flows and prospects may have changed since these dates. We will update these documents to reflect material changes only as required by law. We [and the selling stockholders] are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers are permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our common stock.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page

[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. It is not complete and may not contain all the information that is important to a decision to invest in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and beginning on page 16 in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus.

Except where the context suggests otherwise, the terms:

•	“Eagle Point Credit Company,” the “Company,” “we,” “us” and “our” refer to Eagle Point Credit Company Inc., a Delaware corporation, and its consolidated subsidiaries or, for periods prior to our conversion to a corporation, Eagle Point Credit Company LLC, a Delaware limited liability company;

•	“Eagle Point Credit Management” and “Adviser” refer to Eagle Point Credit Management LLC, a Delaware limited liability company;

•	“Eagle Point Administration” and “Administrator” refer to Eagle Point Administration LLC, a Delaware limited liability company; and

•	“Risk-adjusted returns” refers to the profile of expected asset returns across a range of potential macroeconomic scenarios, and does not imply that a particular strategy or investment should be considered low-risk.

On October 6, 2014, we converted from a Delaware limited liability company into a Delaware corporation. In this conversion, Eagle Point Credit Company Inc. succeeded to the business of Eagle Point Credit Company LLC.

Unless otherwise noted, the information contained in this prospectus supplement assumes the underwriters’ overallotment option is exercised in full.

Eagle Point Credit Company

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. We have elected to be treated, and intend to qualify annually, as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended, or the “Code.”

Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in equity and junior debt tranches of CLOs that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We may also invest in other securities and instruments that are related to these investments or that the Adviser believes are consistent with our investment objectives, including senior debt tranches of CLOs and loan accumulation facilities. The amount that we invest in these other securities and instruments may vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Adviser’s assessment of prevailing market conditions. The CLO securities in which we primarily seek to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Below investment grade and unrated securities are also sometimes referred to as “junk” securities. These investment objectives are not fundamental policies of ours and may be changed by our board of directors without prior approval of our securityholders. See “Business” in the accompanying prospectus.

In the primary CLO market (i.e., acquiring securities at the inception of a CLO), we seek to invest in CLO securities that the Adviser believes have the potential to generate attractive risk-adjusted returns and to outperform other similar CLO securities issued within the respective vintage period. In the secondary CLO market (i.e., acquiring existing CLO securities), we seek to invest in CLO securities that the Adviser believes have the potential to generate attractive risk-adjusted returns.

The Adviser pursues a differentiated strategy within the CLO market focused on:

•	proactive sourcing and identification of investment opportunities;

•	utilization of the Adviser’s methodical and rigorous investment analysis and due diligence process;

•	active involvement at the CLO structuring and formation stage; and

•	taking, in many instances, significant stakes in CLO equity and junior debt tranches.

We believe that the Adviser’s direct and often longstanding relationships with CLO collateral managers, its CLO structural expertise and its relative scale in the CLO market will enable us to source and execute investments with attractive economics and terms relative to other CLO opportunities.

When we make a significant primary market investment in a particular CLO tranche, we generally expect to be able to influence the CLO’s key terms and conditions. In particular, the Adviser believes that, although typically exercised only a minority of the time in the Adviser’s experience, the protective rights associated with holding a majority position in a CLO equity tranche (such as the ability to call the CLO after the non-call period, to refinance/reprice certain CLO debt tranches after a period of time and to influence potential amendments to the governing documents of the CLO) may reduce our risk in these investments. We may acquire a majority position in a CLO tranche directly, or we may benefit from the advantages of a majority position where both we and other accounts managed by the Adviser collectively hold a majority position, subject to any restrictions on our ability to invest alongside such other accounts. See “Business—Other Investment Techniques—Co-Investment with Affiliates” in the accompanying prospectus.

We seek to construct a portfolio of CLO securities that provides varied exposure across a number of key categories, including:

•	number of borrowers underlying each CLO;

•	industry type of a CLO’s underlying borrowers;

•	number and investment style of CLO collateral managers; and

•	CLO vintage period.

The Adviser has a long-term investment horizon and invests primarily with a buy-and-hold mentality. However, on an ongoing basis, the Adviser actively monitors each investment and may sell positions if circumstances change from the time of investment or if the Adviser believes it is in our best interest to do so.

Eagle Point Credit Management

Eagle Point Credit Management, our investment adviser, manages our investments subject to the supervision of our board of directors. An affiliate of the Adviser, Eagle Point Administration, performs, or arranges for the performance of, our required administrative services. For a description of the fees and expenses that we pay to the Adviser and the Administrator, see “The Adviser and the Administrator—Investment Advisory Agreement—Management Fee and Incentive Fee” and “—The Administrator and the Administration Agreement” in the accompanying prospectus.

The Adviser is registered as an investment adviser with the SEC and, as of September 30, 2015, had approximately $910 million of assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. The Adviser was established in November 2012 by Thomas P. Majewski and Stone Point Capital LLC, or “Stone Point,” as investment manager of Trident V, L.P. and related investment vehicles, which we refer to collectively as the “Trident V Funds.” Stone Point, an investment adviser registered with the SEC, is a specialized private equity firm focused exclusively on the financial services industry. Since its inception, Stone Point (including a predecessor entity) has raised six private equity funds with aggregate committed capital of approximately $13 billion. The Adviser is primarily owned by the Trident V Funds through intermediary holding companies. In addition, the Adviser’s “Senior Investment Team” holds an indirect ownership interest in the Adviser. The Adviser is governed by a board of directors, which is comprised of Mr. Majewski and certain principals of Stone Point. See “The Adviser and the Administrator” in the accompanying prospectus.

The Adviser’s Senior Investment Team is led by Mr. Majewski, Managing Partner of the Adviser, and is also comprised of Daniel W. Ko, Portfolio Manager, and Daniel M. Spinner, Portfolio Manager. The Senior Investment Team is primarily responsible for our day-to-day management and the implementation of our investment strategy and process.

Each member of the Senior Investment Team is a CLO industry specialist who has been directly involved in the CLO market for the majority of his career and has built relationships with key market participants, including CLO collateral managers, investment banks and investors. Members of the Senior Investment Team have been involved in the CLO market as:

•	the head of the CLO business at various investment banks;

•	a lead CLO structurer and collateralized debt obligation, or “CDO,” workout specialist at an investment bank;

•	a CLO equity and debt investor;

•	a principal investor in CLO collateral management firms; and

•	a lender and mergers and acquisitions adviser to CLO collateral management firms.

We believe that the complementary, yet highly specialized, skill set of each member of the Senior Investment Team provides the Adviser with a competitive advantage in its CLO-focused investment strategy. See “The Adviser and the Administrator—Portfolio Managers” in the accompanying prospectus.

CLO Overview

Our investment portfolio is comprised primarily of investments in the equity and junior debt tranches of CLOs. The CLOs that we target are securitization vehicles that pool portfolios of primarily below investment grade U.S. senior secured loans. Such pools of underlying assets are often referred to as a CLO’s “collateral.” While the vast majority of the portfolio of most CLOs consists of senior secured loans, many CLOs enable the CLO collateral manager to invest up to 10% of the portfolio in assets that are not first lien senior secured loans, including second lien loans, unsecured loans, senior secured bonds and senior unsecured bonds.

CLOs are generally required to hold a portfolio of assets that is highly diversified by underlying borrower and industry, and is subject to a variety of asset concentration limitations. Most CLOs are revolving structures that generally allow for reinvestment over a specific period of time (typically three to five years). In cash flow CLOs, which are the type of CLOs we target, the terms and covenants of the structure are, with certain exceptions, based primarily on the cash flow generated by, and the par value (as opposed to the market price) of, the CLO collateral. These covenants include collateral coverage tests, interest coverage tests and collateral quality tests.

A CLO funds the purchase of a portfolio of primarily senior secured loans via the issuance of CLO equity and debt instruments in the form of multiple, primarily floating-rate debt, tranches. The CLO debt tranches typically are rated “AAA” (or its equivalent) at the most senior level down to “BB” or “B” (or its equivalent), which is below investment grade, at the most junior level by Moody’s Investor Service, Inc., or “Moody’s,” Standard & Poor’s Rating Group, or “S&P,” and/or Fitch, Inc., or “Fitch.” The CLO equity tranche is unrated and typically represents approximately 8% to 11% of a CLO’s capital structure. A CLO’s equity tranche represents the first loss position in the CLO. Below investment grade and unrated securities are sometimes referred to as “junk” securities.

The diagram below is for illustrative purposes only. The CLO structure highlighted below is a hypothetical structure, and the structure of CLOs in which we invest may vary substantially from the example set forth below. Please see “Business—CLO Overview” in the accompanying prospectus for a more detailed description of a CLO’s typical structure and key terms and conditions including its priority-of-payment schedules.

Since a CLO’s indenture requires that the maturity dates of a CLO’s assets (typically five to eight years from the date of issuance of a senior secured loan) be shorter than the maturity date of the CLO’s liabilities (typically 11 to 12 years from the date of issuance), CLOs generally do not face refinancing risk on the CLO debt.

Depending on the Adviser’s assessment of market conditions, our investment focus may vary from time to time between CLO equity and CLO debt investments.

We believe that CLO equity has the following attractive fundamental attributes:

•	Potential for strong absolute and risk-adjusted returns: We believe that CLO equity offers a potential total return profile that is attractive on a risk-adjusted basis compared to U.S. public equity markets.
•	Expected shorter duration high-yielding credit investment with the potential for high quarterly cash distributions: Relative to certain other high-yielding credit investments such as mezzanine or subordinated debt, CLO equity is expected to have a shorter payback period with higher front-end loaded quarterly cash flows (often in excess of 20% per annum of face value) during the early years of a CLO’s life.
•	Expected protection against rising interest rates: Since a CLO’s asset portfolio is typically comprised principally of floating rate loans and the CLO’s liabilities are also generally floating rate instruments, we expect CLO equity to provide potential protection against rising interest rates after the London Interbank Offered Rate, or “LIBOR,” has increased above the average LIBOR floor on a CLO’s assets. However, CLO equity is still subject to other forms of interest rate risk. For a discussion of the interest rate risks associated with CLO equity, see “Risk Factors — Risks Related to Our Investments — We and our investments are subject to interest rate risk” and “Business — CLO Overview” in the accompanying prospectus.

•	Expected low-to-moderate correlation with fixed income and equity markets: Given that CLO assets and liabilities are primarily floating rate, we expect CLO equity investments to have a low-to-moderate correlation with U.S. fixed income securities. In addition, because CLOs generally allow for the reinvestment of principal during the reinvestment period regardless of the market price of the underlying collateral if the respective CLO remains in compliance with its covenants, we expect CLO equity investments to have a low-to-moderate correlation with the U.S. equity markets.

CLO securities are also subject to a number of risks as discussed in more detail in “Risk Factors” beginning on page 16 of the accompanying prospectus. Among our primary targeted investments, the risks associated with CLO equity are generally greater than those associated with CLO debt.

Our Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in CLO securities and related investments due to the following competitive advantages:

•	Specialist in CLO securities with a proven track record. The Adviser focuses exclusively on CLO securities and related investments. Each member of the Senior Investment Team is a CLO specialist who has been involved with the CLO market for the majority of his career and brings a distinct and complementary skill set that the Adviser believes is necessary for our success. We believe that the combination of the Adviser’s broad and often longstanding relationships with CLO collateral managers and our relative scale in the CLO market will enable us to source and execute investments with attractive economics and terms relative to other CLO market opportunities.
•	Deep CLO structural experience and expertise. Members of the Senior Investment Team have significant experience structuring, valuing and investing in CLOs throughout their careers. The Adviser believes that the initial structuring of a CLO is an important contributor to the ultimate risk-adjusted returns, and that experienced and knowledgeable investors can add meaningful value relative to other market participants by selecting those investments with the most advantageous structures.
•	Methodical and rigorous investment process. The objective of the Adviser’s investment process is to source, evaluate and execute investments in CLO securities and related investments that the Adviser believes have the potential to outperform the CLO market generally. This process, augmented by the first-hand CLO industry experience of the Senior Investment Team, is designed to be repeatable and is focused on key areas for analysis that the Adviser believes are most relevant to potential future performance. The Adviser believes that its investment and security selection process, with its strong emphasis on assessing the skill of the CLO collateral manager and analyzing the structure of the CLO, differentiates its approach to investing in CLO securities. See “Business — Investment Process” in the accompanying prospectus.
•	Efficient vehicle for gaining exposure to CLO securities. We believe that we are structured as an efficient vehicle for investors to gain exposure to CLO securities and related investments. Based on our long-term stable capital, the Adviser can focus principally on managing the portfolio and maximizing long-term risk-adjusted returns. We believe that our closed-end structure enables the Adviser to effectively implement our primarily long-term buy-and-hold investment philosophy.
•	Alignment of Interests. As of , 2015, the Trident V Funds, which are managed by Stone Point (an affiliate of the Adviser), held % of the outstanding shares of our voting securities, and the Adviser and the Senior Investment Team held an aggregate of % of the outstanding shares of our voting securities. See “Control Persons and Principal Stockholders” in the accompanying prospectus. Their significant holdings in our common stock and our preferred stock align the interests of the Adviser and the Senior Investment Team with ours. In addition, our fee structure includes an incentive fee component whereby we pay the Adviser an incentive fee only if our net income exceeds a hurdle rate. See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee and Incentive Fee” in the accompanying prospectus.

Our Structure

We were organized as Eagle Point Credit Company LLC, a Delaware limited liability company, on March 24, 2014 and converted into a Delaware corporation on October 6, 2014. We have two wholly-owned subsidiaries: (1) Eagle Point Credit Company Sub LLC and (2) Eagle Point Credit Company Sub (Cayman) Ltd., or the “Cayman Subsidiary.” We generally gain access to certain newly issued Regulation S securities through the Cayman Subsidiary. Regulation S securities are securities of U.S. and non-U.S. issuers that are issued through offerings made pursuant to Regulation S of the Securities Act of 1933, as amended, or the “Securities Act.” Both of our subsidiaries are advised by the Adviser pursuant to the investment advisory agreement, or the “Investment Advisory Agreement,” between us and the Adviser. The following chart reflects our organizational structure and our relationship with our investment adviser and administrator as of the date of this prospectus supplement:

Financing and Hedging Strategy

Leverage by the Company.  We may use leverage as and to the extent permitted by the 1940 Act. We are permitted to obtain leverage using any form of financial leverage instruments, including funds borrowed from banks or other financial institutions, margin facilities, notes or preferred stock and leverage attributable to reverse repurchase agreements or similar transactions. As of       , leverage, reflecting our 7.75% Series A Term Preferred Stock, or the “Series A Term Preferred Stock,” represented approximately      % of our total assets. We may further increase our leverage through entry into a credit facility or other leveraging instruments. Instruments that create leverage are generally considered to be senior securities under the 1940 Act. With respect to senior securities representing indebtedness (i.e., borrowing or deemed borrowing), other than temporary borrowings as defined under the 1940 Act, we are required to have an asset coverage of at least 300%, as measured at the time of borrowing and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness. With respect to senior securities that are stocks (i.e., shares of preferred stock, including the Series A Term Preferred Stock), we are required to have an asset coverage of at least 200%, as measured at the time of the issuance of any such shares of preferred stock and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness plus the aggregate liquidation preference of any outstanding shares of preferred stock.

Subject to the limitations under the 1940 Act, we may incur additional leverage opportunistically or not at all and may choose to increase or decrease our leverage. We may use different types or combinations of leveraging instruments at any time based on the Adviser’s assessment of market conditions and the investment environment. In addition, we may borrow for temporary or other purposes as permitted under the 1940 Act, which indebtedness would be in addition to the asset coverage requirements described above. By leveraging our investment portfolio, we may create an opportunity for increased net income and capital appreciation. However, the use of leverage also involves significant risks and expenses, and our leverage strategy may not be successful. Any event that adversely affects the value of an investment would be magnified to the extent leverage is utilized. Accordingly, the more leverage is employed, the more likely a substantial change will occur in our net asset value, or “NAV.” See “Risk Factors—Risks Related to Our Investments—We may leverage our portfolio, which would magnify the potential for gain or loss on amounts invested and will increase the risk of investing in us” in the accompanying prospectus.

Derivative Transactions.  From time to time we may engage in “Derivative Transactions,” as described below. To the extent we engage in Derivative Transactions, we expect to do so for hedging purposes and not for speculative purposes, although we may use Derivative Transactions for investment purposes to the extent consistent with our investment objectives if the Adviser deems it appropriate to do so. In particular, we may use Derivative Transactions to hedge against interest rate and/or credit risks. No assurance can be given that our hedging strategy and our use of derivatives will be successful. Successful use of Derivatives Transactions is subject to the ability of the Adviser, among other things, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives. If the Adviser is incorrect in its forecasts of default risks, liquidity risk, counterparty risk, market spreads or other applicable factors, our investment performance would diminish compared with what it would have been if these hedging techniques were not used. Moreover, even if the Adviser is correct in its forecasts, there is a risk that a derivative position may fail to correlate or correlate imperfectly with the price of the asset or liability being protected. We may purchase and sell a variety of derivative instruments, including exchange-listed and over-the-counter options, futures, options on futures, swaps and similar instruments, various interest rate transactions, such as swaps, caps, floors or collars, and credit transactions and credit default swaps. We also may purchase and sell derivative instruments that combine features of these instruments. Collectively, we refer to these financial management techniques as “Derivative Transactions.” Our use of Derivative Transactions, if any, will generally be deemed to create leverage for us and involves significant risks. See “Risk Factors—Risks Related to Our Investments—We are subject to risks associated with any hedging or derivative transactions in which we participate” in the accompanying prospectus.

Operating and Regulatory Structure

We are a non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end management investment company, we are required to meet certain regulatory tests. See “Regulation as a Closed-End Management Investment Company” in the accompanying prospectus. In addition, we have elected to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code, commencing with our tax year ended on November 30, 2014.

Our investment activities are managed by the Adviser and supervised by our board of directors. Under the Investment Advisory Agreement, we have agreed to pay the Adviser an annual base management fee based on our “Total Equity Base” as well as an incentive fee based on our “Pre-Incentive Fee Net Investment Income.” See “The Adviser and The Administrator—Investment Advisory Agreement—Management Fee and Incentive Fee” in the accompanying prospectus. We have also entered into an administration agreement, which we refer to as the “Administration Agreement,” under which we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See “The Adviser and the Administrator—The Administrator and the Administration Agreement” in the accompanying prospectus.

Conflicts of Interest

The Adviser is affiliated with other entities engaged in the financial services business. In particular, the Adviser is affiliated with Stone Point, and certain members of the Adviser’s board of managers are principals of Stone Point. Pursuant to certain management agreements, Stone Point has received delegated authority to act as the investment manager of the Trident V Funds. As of       , 2015, the Trident V Funds held approximately      % of the outstanding shares of our voting securities. The Trident V Funds also hold a controlling interest in the Adviser. The Trident V Funds and other private equity funds managed by Stone Point invest in financial services companies. These relationships may cause the Adviser’s or certain of its affiliates’ interests to diverge from our interests. In addition, our executive officers and directors, as well as the current and future members of the Adviser, may serve as officers, directors or principals of other entities that operate in the same or a related line of business as we do. Accordingly, they may have obligations to investors in those entities, the fulfillment of which obligations may not be in the best interests of us or our stockholders. See “Conflicts of Interest” in the accompanying prospectus.

In order to address such conflicts of interest, we have adopted a code of ethics. Similarly, the Adviser has separately adopted a code of ethics and certain compliance policies and procedures, including investment allocation policies and procedures. The Adviser’s code of ethics requires the officers and employees of the Adviser to act in the best interests of the Adviser and its client accounts (including us), act in good faith and in an ethical manner, avoid conflicts of interests with the client accounts to the extent reasonably possible and identify and manage conflicts of interest to the extent that they arise. Pursuant to its investment allocation policies and procedures, the Adviser seeks to allocate investment opportunities among the accounts it manages in a manner that is fair and equitable over time. However, there is no assurance that such opportunities will be allocated to any particular account equitably in the short-term or that any such account will be able to participate in all investment opportunities that are suitable for it. Our directors and officers, and the officers and employees of the Adviser, are also required to comply with applicable provisions of the U.S. federal securities laws and make prompt reports to supervisory personnel of any actual or suspected violations of law. See “Conflicts of Interest—Code of Ethics and Compliance Procedures” in the accompanying prospectus.

Co-Investment with Affiliates.  In certain instances, we may co-invest on a concurrent basis with other accounts managed by the Adviser, subject to compliance with applicable regulations and regulatory guidance and our written allocation procedures. We have been granted exemptive relief by the SEC that permits us to participate in certain negotiated co-investments alongside other accounts managed by the Adviser, subject to certain conditions including (i) that a majority of our directors who have no financial interest in the transaction and a majority of our directors who are not interested persons, as defined in the 1940 Act, approve the co-investment and (ii) the price, terms and conditions of the co-investment are the same for each participant. A copy of our application for exemptive relief, including all of the conditions, and the related order are available on the SEC’s website at www.sec.gov.

Recent Developments

[Insert description of recent developments at the time of the offering]

Our Corporate Information

Our offices are located at 20 Horseneck Lane, Greenwich, CT 06830, and our telephone number is (203) 340-8500.

THE OFFERING

Issuer	Eagle Point Credit Company Inc.

Common Stock Offered by Us	shares of common stock.

An additional shares of common stock are issuable pursuant to an overallotment option granted to the underwriters.

Common Stock to be Outstanding after this Offering	shares of common stock assuming the overallotment option is not exercised. See “Capitalization” in this prospectus supplement and in the accompanying prospectus.

shares of common stock assuming the overallotment is exercised in full.

Use of Proceeds	We intend to use the proceeds from the sale of our securities pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We currently anticipate that it will take to months after the completion of this offering of common stock to invest substantially all of the net proceeds of this offering in our targeted investments, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns. See “Use of Proceeds” in this prospectus supplement.

NYSE Symbol	“ECC”

Trading at a Discount	Shares of closed-end investment companies that are listed on an exchange frequently trade at a discount to their NAV. If our shares trade at a discount to our NAV, it will likely increase the risk of loss for purchasers in this offering. Investing in our common stock involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in our common stock, including the risk of leverage, in “Risk Factors” beginning on page 16 in the accompanying prospectus.

Distributions	We intend to make regular quarterly cash distributions of all or a portion of our “investment company taxable income” (which generally consists of ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any) to common stockholders. We also intend to make at least annual distributions of all or a portion of our “net capital gains” (which is the excess of net long-term capital gains over net short-term capital losses). At times, in order to maintain a stable level of distributions, we may pay out less than all of our investment income or pay out accumulated undistributed income in addition to current net investment income. Subject to market conditions, dividend and capital gains distributions generally are used to purchase additional shares of common stock pursuant to an automatic dividend reinvestment plan. Dividend and capital gains distributions are taxable to our common stockholders whether they are reinvested in our shares of common stock or received in cash. See “Description of Our Capital Stock—Common Stock—Dividend Reinvestment Plan” in the accompanying prospectus.

Dividend Reinvestment Plan	We have established an automatic dividend reinvestment plan, or the “DRIP.” Each holder of at least one full share of our common stock will be automatically enrolled in the DRIP. Under the DRIP, distributions on shares of our common stock are automatically reinvested in additional shares of our common stock by , or the “DRIP Agent.” Holders of our common stock who receive distributions in the form of additional shares of our common stock are nonetheless required to pay applicable federal, state or local taxes on the reinvested distribution but will not receive a corresponding cash distribution with which to pay any applicable tax. Holders of shares of our common stock who opt-out of participation in the DRIP (including those holders whose shares are held through a broker who has opted out of participation in the DRIP) will receive all distributions in cash. Reinvested distributions increase our stockholders’ equity on which a management fee is payable to the Adviser. See “Description of Our Capital Stock—Common Stock—Dividend Reinvestment Plan” in the accompanying prospectus.

Custodian and Transfer Agent	serves as our custodian, and serves as our transfer agent, registrar, dividend disbursement agent and stockholder servicing agent. See “Custodian and Transfer Agent” in the accompanying prospectus.

Risk Factors	An investment in our common stock is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. See “Risk Factors” beginning on page 16 of the accompanying prospectus to read about factors you should consider, including the risks of leverage, before investing in our common stock.

Additional Information	We have filed with the SEC a registration statement on Form N-2 under the Securities Act, which contains additional information about us and the common stock being offered by this prospectus supplement and the accompanying prospectus. We file periodic reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549 and on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information will also be available free of charge by contacting us at Eagle Point Credit Company Inc., Attention: Investor Relations, by telephone at (844) 810-6501, or on our website at www.eaglepointcreditcompany.com.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates, are based on historical fees and expenses incurred by the Company and may vary in the future. Whenever this prospectus supplement contains a reference to fees or expenses paid by “us” or “Eagle Point Credit Company,” or that “we” will pay fees or expenses, our common stockholders will indirectly bear such fees or expenses.

Stockholder Transaction Expenses (as a percentage of the offering price):
[Sales load	—]	%
[Offering expenses borne by the Company	—]	%
Dividend reinvestment plan expenses	[•]	%(1)
Total Stockholder transaction expenses	—%
Annual Expenses (as a percentage of net assets attributable to common stock):
Base management fee	[•]	%(2)
Incentive fees payable under our Investment Advisory Agreement (20%)	[•]	%(3)
Interest payments on borrowed funds	[•]	%(4)
Other expenses	[•]	%(5)
Acquired fund fees and expenses (underlying CLO fees and expenses)	[•]	%(6)
Total annual expenses	[•]	%

(1)	The expenses associated with the DRIP are included in “Other expenses.”See “Description of our Capital Stock — Common Stock — Dividend Reinvestment Plan” in the accompanying prospectus.

(2)	Our base management fee is calculated and payable quarterly in arrears at an annual rate equal to 1.75% of our Total Equity Base, as defined in the accompanying prospectus, or the NAV attributable to the common stock and the paid-in or stated capital of our preferred stock, if any. See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee and Incentive Fee” in the accompanying prospectus. The base management fee referenced in the table above is based on our actual amounts incurred during the three months ended , annualized for a full year. [If the Series A Term Preferred Stock were outstanding for all three months on which the estimates were based, the presented percentage would be higher.] In addition, to the extent we issue additional shares of preferred stock in the future, the base management fee as a percentage of net assets attributable to common stock would increase.

For purposes of this table, the SEC requires that the “Base management fees” percentage be calculated as a percentage of net assets attributable to common stockholders, rather than total assets, including assets that have been funded with borrowed monies because common stockholders bear all of this cost. If the management fee were calculated instead as a percentage of our total assets, our base management fee would be approximately % of our total assets and, if the base management fee were calculated as a percentage of Total Equity Base, the base management fee would be approximately %.

(3)	The incentive fee referenced in the table above is based on actual amounts incurred during the three months ended , annualized for a full year. We have agreed to pay the Adviser as compensation under the Investment Advisory Agreement a quarterly incentive fee equal to 20% of our Pre-Incentive Fee Net Investment Income for the immediately preceding quarter, subject to a quarterly preferred return, or “hurdle,” of 2.00% of our NAV (8.00% annualized) and a catch-up feature. Pre-Incentive Fee Net Investment Income includes accrued income that we have not yet received in cash. However, the portion of the incentive fee that is attributable to deferred interest (such as payment-in-kind, or “PIK,” interest or original issue discount) will be paid to the Adviser, without interest, only if and to the extent we actually receive such interest in cash, and any accrual will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. No incentive fee is payable to the Adviser on realized capital gains.

The incentive fee is paid to the Adviser as follows:

•	no incentive fee in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the hurdle of 2.00% of our NAV;

•	100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle but is less than 2.50% of our NAV in any calendar quarter (10.00% annualized). We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the hurdle but is less than 2.50% of our NAV) as the “catch-up.” The “catch-up” is meant to provide the Adviser with 20% of our Pre-Incentive Fee Net Investment Income as if a hurdle did not apply if this net investment income meets or exceeds 2.50% of our NAV in any calendar quarter; and

•	20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.50% of our NAV in any calendar quarter (10.00% annualized) is payable to the Adviser (that is, once the hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is paid to the Adviser).

For a more detailed discussion of the calculation of this fee, see “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee and Incentive Fee” in the accompanying prospectus.

(4)	[Assumes that we continue to have $ million of preferred stock outstanding with a dividend rate equal to 7.75% per annum.] We may issue additional shares of preferred stock or debt securities pursuant to the registration statement of which this prospectus supplement forms a part. In the event we were to issue additional shares of preferred stock or debt securities, our borrowing costs, and correspondingly our total annual expenses, including our base management fee as a percentage of our net assets attributable to common stock, would increase.

(5)	“Other expenses” includes our overhead expenses, including payments under the Administration Agreement based on our allocable portion of overhead and other expenses incurred by Eagle Point Administration, and is estimated for the current fiscal year. See “The Adviser and the Administrator — The Administrator and the Administration Agreement” in the accompanying prospectus. “Other expenses” also includes the ongoing administrative expenses to the independent accountants and legal counsel of the Company, compensation of independent directors, and cost and expenses relating to rating agencies.

(6)	Investors will bear indirectly the fees and expenses (including management fees and other operating expenses) of the CLO equity securities in which we invest. CLO collateral manager fees are charged on the total assets of a CLO but are assumed to be paid from the residual cash flows after interest payments to the CLO senior debt tranches. Therefore, these CLO collateral manager fees (which generally range from 0.35% to 0.50% of a CLO’s total assets) are effectively much higher when allocated only to the CLO equity tranche. The calculation does not include any other operating expense ratios of the CLOs, as these amounts are not routinely reported to shareholders on a basis consistent with this methodology; however, it is estimated that additional operating expenses of approximately % to % could be incurred. “Acquired fund fees and expenses” are based on the Company’s investment portfolio during the three months ended .

Example

The following example is furnished in response to the requirements of the SEC and illustrates the various costs and expense that you would pay, directly or indirectly, on a $1,000 investment in shares of our common stock for the time periods indicated, assuming [(1) a     % sales load, (2) total net annual expenses of    % of net assets attributable to our common stock and (3)] a 5% annual return*:

		1 year		3 years		5 years		10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	[•]	$	[•]	$	[•]	$	[•]

* The example should not be considered a representation of future returns or expenses, and actual returns and expenses may be greater or less than those shown. The example assumes that the estimated “other expenses” set forth in the Annual Expenses table are accurate, and that all dividends and distributions are reinvested at NAV. In addition, because the example assumes a 5% annual return, the example does not reflect the payment of the incentive fee which would either not be payable or would have an insignificant impact on the expense amounts shown above. Our actual rate of return may be greater or less than the hypothetical 5% return shown in the example

Other Expenses

The Adviser’s investment team, when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by the Adviser. We will bear all other costs and expenses of our operations and transactions, including:

•	the cost of calculating our NAV (including the cost and expenses of any independent valuation firm);

•	interest payable on debt, if any, incurred to finance our investments;

•	fees and expenses incurred by the Adviser or payable to third parties relating to, or associated with, making or disposing of investments, including legal fees and expenses, travel expenses and other fees and expenses incurred by the Adviser or payable to third parties in performing due diligence on prospective investments, monitoring our investments and, if necessary, enforcing our rights;

•	brokerage fees and commissions;

•	federal and state registration fees and exchange listing fees;

•	federal, state and local taxes;

•	costs of offerings or repurchases of our common stock and other securities;

•	the base management fee and any incentive fee;

•	distributions on our shares;

•	administration fees payable to Eagle Point Administrator under the Administration Agreement;

•	direct costs and expenses of administration and operation, including printing, mailing, long distance telephone and staff;

•	transfer agent and custody fees and expenses;

•	independent director fees and expenses;

•	the costs of any reports, proxy statements or other notices to our stockholders, including printing costs;

•	costs of holding stockholder meetings;

•	litigation, indemnification and other non-recurring or extraordinary expenses;

•	fees and expenses associated with marketing and investor relations efforts;

•	dues, fees and charges of any trade association of which we are a member;

•	fees and expenses associated with independent audits and outside legal costs;

•	fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	costs associated with our reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; and

•	all other expenses reasonably incurred by us or the Administrator in connection with administering our business, such as the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions, and our allocable portion of the costs of compensation and related expenses of our Chief Compliance Officer, Chief Financial Officer, Chief Operating Officer and any support staff.

USE OF PROCEEDS

We estimate that net proceeds we will receive from the sale of       shares of our common stock in this offering will be approximately $        million (or approximately $        million if the underwriters fully exercise their overallotment option), in each case based on a public offering price of $       per share, after deducting the underwriting discounts and commissions of $      million (or approximately $      million if the underwriters fully exercise their overallotment option) and estimated offering expenses of approximately $       payable by us.

We intend to use the proceeds from the sale of our securities pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We currently anticipate that it will take   to   months after the completion of this offering of common stock to invest substantially all of the net proceeds of this offering in our targeted investments, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. Investors should expect, therefore, that before we have fully invested the proceeds of the offering in accordance with our investment objectives and policies, assets invested in these instruments would earn interest income at a modest rate, which may not exceed our expenses during this period.

[We have also agreed to use the proceeds from the sale of our securities to pay the printing, legal, filing and other similar expenses of any offering of common stock by the selling stockholders. However, the selling stockholders will bear all other expenses, including any brokerage fees, underwriting discounts and commissions, of any such offering. We will not receive any proceeds from any sale of common stock by the selling stockholders.]

CAPITALIZATION

The following table sets forth our capitalization as of       , 20   :

•	on an actual basis; and
•	on a pro forma basis to give effect to the issuance and sale of shares of common stock in this offering based on a public offering price of $ per share, after deducting underwriting discounts and commissions of $ million and estimated offering expenses of approximately $ payable by us.

	Actual	As Adjusted
(Dollars in Thousands Except Per Unit and Per Share Data)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Total assets	$	$
Liabilities:
Mandatorily redeemable preferred stock, par value $0.001 per share; 20,000,000 shares authorized, actual and pro forma; 1,818,000 issued and outstanding, actual and pro forma	$	$
Other liabilities	$	$
Total liabilities	$	$
Net Assets applicable to shares of common stock	$	$
Net Assets consist of:
Paid in capital	$	$
Accumulated net realized gain (loss) on investment
Net unrealized appreciation (depreciation) on investments
Distributions in excess of net investment income
Total net assets

PRICE RANGE OF COMMON STOCK

Our common stock began trading on October 8, 2014 and is currently traded on the New York Stock Exchange, or the “NYSE,” under the symbol “ECC.” The following table lists the high and low closing sale price for our common stock, the closing sale price as a percentage of NAV and quarterly distributions declared per share since shares of our common stock were listed on the NYSE.

							Premium/	Premium/
							Discount	Discount
							of High	of Low
			Closing Sales				Sale Price	Sale Price	Distributions
	NAV(1)		Price				to NAV(2)	to NAV(2)	Declared (3)
				High		Low
Fiscal year ended
December 31, 2014
Fourth quarter(4)		$19.08		$21.34		$19.00	12.1%	(0.2)%	$0.55
Fiscal year ended
December 31, 2015
First quarter		$18.76		$21.30		$20.32	13.5%	8.3%	$0.60
Second quarter		$18.62		$21.33		$19.80	14.6%	6.3%	$0.60
Third quarter	$	[•]		$20.55		$19.04	[•] %	[•] %	$0.60
Fourth quarter(5)	$	[•]	$	[•]	$	[•]	[•] %	[•] %	$ [•]

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.

(3)	Represents the cash distributions (including dividends, dividends reinvested and returns of capital, if any) per share that we have declared on our common stock in the specified quarter.

(4) (5)	From October 7, 2014 (initial public offering) to December 31, 2014. From October 1, 2015 through , 2015.

Shares of non-diversified closed-end management investment companies may trade at a market price that is less than the NAV that is attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future. Our NAV per share was $        as of        (the last date prior to the date of this prospectus supplement on which we determined NAV). The closing sale price for shares of our common stock on the NYSE on that date was $       , which represented a      % [premium/discount] to NAV per share.

On   , the last reported closing price of our common stock was $        per share. As of        we had      stockholders of record of our common stock (which does not reflect holders whose shares are held in street name by a broker, bank or other nominee).

UNDERWRITING

are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all shares of our common stock (other than those covered by the overallotment option described below) if they purchase any of the shares of our common stock.

The underwriters propose to initially offer some shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some shares of our common stock to certain dealers at the public offering price less a concession not in excess of $     per share of common stock. The sales load of $ per share of common stock is equal to % of the public offering price. If all of the shares of our common stock are not sold at the public offering price, the representatives may change the public offering price and other selling terms. Investors must pay for any shares purchased on or before             . The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for days from the date of this prospectus supplement, to purchase from us up to       additional shares of our common stock at the public offering price less the sales load. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Each of our directors and officers has agreed that, for a period of days from the date of this prospectus supplement, or the “Lock-up Period,” such party will not, without the prior written consent of              , on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge any shares of our common stock, provided, however, that we may issue and sell shares pursuant to our dividend reinvestment plan and other limited exceptions.             in their sole discretion may release any of the securities subject to these lock-up agreements at any time.

As part of our payment of our offering expenses, we have agreed to pay expenses related to the fees and disbursements of counsel to the underwriters, in an amount not to exceed $ in the aggregate, in connection with the review by the Financial Industry Regulatory Authority, Inc., or “FINRA,” of the terms of the sale of our common stock.

The following table shows the sales load to be paid to the underwriters solely by the Adviser in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock. This offering will conform with the requirements set forth in FINRA Rule 2310. The sum of all compensation to the underwriters in connection with this offering of shares, including the sales load, will not exceed % of the total public offering price of the shares sold in this offering.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We, the Adviser and the Administrator have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in our common stock. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, shares of our common stock as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus must be delivered, with offers and sales of the shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering,        , on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when        repurchases of shares of our common stock originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of shares. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering, excluding the sales load, will be approximately $   million.

A prospectus supplement and an accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of our common stock may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We anticipate that, from time to time, certain underwriters may act as brokers or dealers in connection with the execution of our portfolio transactions after they have ceased to be underwriters and, subject to certain restrictions, may act as brokers while they are underwriters.

serves as our custodian. Certain underwriters may have performed investment banking and financial advisory services for us, the Adviser and our affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser and our affiliates in the ordinary course of business.

The principal business addresses of the representatives of the underwriters are:              .

[SELLING STOCKHOLDERS

This prospectus supplement also relates to     shares of our common stock that may be offered for resale by the stockholders identified below. These stockholders acquired the shares from us in connection with the         . We are registering the shares to permit the stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus supplement to resell the shares when and as they deem appropriate. We do not know how long the stockholders will hold the shares before selling them, if at all, or how many shares they will sell, if any, and we currently have no agreements, arrangements or understandings with the stockholders regarding the sale of any of the resale shares. We will pay the printing, legal, filing and other similar expenses of any offering of common stock by the selling stockholders. The selling stockholders will bear all other expenses, including any brokerage fees, underwriting discounts and commissions, of any such offering.]

LEGAL MATTERS

Certain legal matters in connection with the common stock will be passed upon for us by Dechert LLP, Boston, MA, and for the underwriters by                     ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm located at 345 Park Avenue, New York, NY 10154, provides audit services, tax return preparation, and assistance and consultation with respect to the preparation of filings with the SEC.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2 (file numbers [•] and [•]), together with all amendments and related exhibits, under the Securities Act, with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. Our registration statement may be obtained from the SEC at www.sec.gov.

We file with or submit to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by us with the SEC. Copies of these reports, proxy statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, DC 20549. This information will also be available free of charge by writing us at Eagle Point Credit Company Inc., 20 Horseneck Lane, Greenwich, CT 06830, Attention: Investor Relations, by telephone at (844) 810-6501, or on our website at www.eaglepointcreditcompany.com.